Exhibit 5 780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com GODFREY & KAHN, S.C. MILWAUKEE APPLETON GREEN BAY WAUKESHA LAFOLLETTE GODFREY & KAHN MADISON

April 3, 2006

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin  53202

RE:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about April 3, 2006 relating to the issuance by you of up to 532,233 shares of common stock, $1.00 par value, (the “Shares”), in the manner set forth in the Registration Statement.

We have examined:  (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation, and By-Laws, each as amended to date, (3) certain resolutions of the Company’s Board of Directors, and (4) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (the “WBCL”), or any successor provision.  Under Section 180.0622(2)(b) of the WBCL, holders of common stock are liable up to the amount equal to the par value of the common stock held by such holders for all debts owing to the corporation’s employees for services performed for the corporation, but not exceeding six months’ service in any one case.  Certain Wisconsin courts have interpreted “par value” to mean the full amount paid by the purchaser of shares upon the issuance thereof.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

GODFREY & KAHN, S.C.

/s/ Godfrey & Kahn

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